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                                  EXHIBIT 10.24

December 20, 2001

Peter Hanelt

          Re: Offer of Employment

Dear Pete:

          On behalf of Good Guys, Inc. ("the Company"), I am pleased to confirm the following offer of employment, to commence November 26, 2001. The terms are as follows:

          1. You will be employed as Chief Operating Officer for the Company, reporting to the President and CEO.

          2. Your initial base salary will be $270,000 annually. In addition, a bonus of $200,000 could be earned on February 28, 2003, if you are still then in the employ of the Company, that would be tied to results for the fiscal year ending February 28, 2003. The bonus criteria would be agreed between the Company and you. That amount will be reduced by any normal officer bonus that would be earned prior or during that period.

          3. You will be an at-will employee, which means that you can be terminated by the Company at any time, with or without cause. The Company can terminate this agreement at any time before December 31, 2001, with 15 days' written notice without penalty and at any time thereafter with 60 days written notice.

          4. You will have access to confidential information and trade secrets relating to the Company's business. You agree to sign the Company's Code of Conduct Agreement which prohibits disclosure of such information to any third person either during or after the termination of your employment, and contains other non-compete, non-solicitation, and business-related provisions required as a condition of your employment. You will also be required to execute all other standard employee documents, including proof of right to work.

          5. During your employment, you will receive the other benefits of employment generally available to the Company's other Vice Presidents when and

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Peter Hanelt
December 20, 2001
Page 2

as you become eligible, except health care benefits will begin at the earliest practical date.

          6. This offer, if accepted by you, will be binding on the Company. Should the Company have a Change of Control Transaction (as defined in Section 9B of the Company's 1994 Stock Incentive Plan) before February 28, 2003, and while you are still in the employ of the Company, you would be entitled to receive a bonus of $230,000 on completion of the Change of Control Transaction. That amount will be reduced by any normal officer bonus that would be earned prior or during that period and would be in lieu of the bonus provided for in paragraph 2 above.

          7.This offer letter contains the complete terms of your offer of employment. All representations or promises relating to your employment are contained in this letter, and - except for subsequent agreements contained in a writing signed by you and the Company's President & Chief Executive Office - no one is authorized to make any other agreements pertaining to your employment.

          I am excited about having you join the Company. If this offer of employment meets with your approval, please sign and return to me a copy of this letter indicating your agreement to its terms.

                                          Very truly yours,

                                          /s/ KENNETH R. WELLER
                                          --------------------------------------
                                          Kenneth R. Weller

I agree to employment at Good Guys, Inc., based on the terms set out above.

/s/ PETER HANELT
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Peter Hanelt